Exhibit 99.1

The Hanover Estimates the Impact of Catastrophes and Loss Experience on

Fourth Quarter Results

WORCESTER, Mass., January 15, 2019 – The Hanover Insurance Group, Inc. (NYSE: THG) today estimated catastrophe activity would impact fourth quarter operating results by approximately $50 million before taxes, or 4.6 percent of net premiums earned, compared to its fourth quarter catastrophe assumption of 3.6 percent.  Catastrophe losses in the quarter stemmed primarily from the Camp and Woolsey wildfires in California, as well as Hurricane Michael.

Additionally, the company’s fourth quarter results will be impacted by a higher than expected current accident year loss and loss adjustment expense ratio, driven by elevated property activity, partly due to large losses and non-catastrophe weather, as well as increases in auto bodily injury loss severity.

Taking these factors into account, the company expects its fourth quarter combined ratio to be in the range of 97.4 to 97.8 percent. This would bring its full year combined ratio to approximately 96.2 percent, and 91.0 percent, excluding catastrophes.

Updated loss estimates will be reflected in The Hanover’s fourth quarter financial results, expected to be announced after the market closes on Wednesday, January 30.

Forward-Looking Statements

The Company’s estimates of catastrophe losses and the combined ratio anticipate results based on estimates that are subject to revision. Such estimates are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. The company cautions investors that such forward-looking statements are estimates or projections which involve significant judgment and uncertainty and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; (ii) variations in the company’s current estimates that may change as the company finalizes its financial results; and (iii) other risks and uncertainties that are discussed in readily available documents, including the company's annual report on Form 10-K and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under "About Us - Investors.”  The difficulties at arriving at estimates with regard to catastrophes and other losses are the result of difficulties policyholders may have in reporting claims and The Hanover’s ability to adjust claims because of the devastation encountered or late discovery of damages; the challenge of making final estimates to repair or replace properties during the early stages of examining damaged properties; applicable cause of loss for certain policies; the effect of “demand surge”; potential latent damages, which are not discovered until later; potential business interruption claims, the extent of which cannot be known at the time, especially for customers who have not fully resumed their operations; the inherent uncertainty of estimating loss and loss adjustment reserves; uncertainties related to litigation and policy interpretation; and other factors.

Non-GAAP Financial Measures

As discussed on pages 45 and 46 of the company’s annual report on Form 10-K for the year ended December 31, 2017, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income and the combined ratio, excluding catastrophe losses, among others. Non-GAAP measures should not be construed as substitutes for GAAP measures. Net income is the most directly comparable GAAP measure to operating income (which excludes net realized investment gains, net loss from repayment of debt and other non-operating items). The combined ratio (which includes catastrophe losses) is the most directly comparable GAAP measure to the combined ratio, excluding catastrophe losses. The following is a reconciliation of the estimated GAAP combined ratio to the estimated combined ratio, excluding catastrophe losses:

Twelve months ended
December 31, 2018
Estimated total combined ratio	96.2%
Less: estimated catastrophe loss ratio	5.2%
Estimated Combined ratio, excluding catastrophe losses	91.0%

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contacts

Investors:	Media:

Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099

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